Exhibit 10.3

TERMINATION AGREEMENT
dated
SEPTEMBER 14, 2022
by
LKQ EUROPE GMBH
Company
and
MR. ARND FRANZ
Managing Director

Exhibit 10.3
Termination Agreement
This Agreement is dated September 14, 2022
Between
LKQ Europe GmbH, Zählerweg 10, 6300 Zug (hereinafter the "Company"); and
Mr. Arnd Franz, Lotenbach 2, 6318 Walchwil, Switzerland (hereinafter the "Managing Director").
Recitals
A.WHEREAS the Managing Director is currently employed by the Company pursuant to a managing director service contract concluded between the parties on June 1, 2020 (the "Service Contract");
B.WHEREAS the Managing Director wants to assume a job with a different employer and, therefore, wants to terminate the Service Contract with effect as of October 31, 2022, i.e. prior to the end of the term agreed in the Service Contract;
C.WHEREAS the Company is willing to accept the earlier termination of the Service Contract by mutual agreement;
Now, therefore, in consideration of the mutual covenants and agreements set forth hereinafter, the parties agree as follows:
1.The Service Contract and the employment relationship existing between the parties shall end as of October 31, 2022 (the "Effective Date") and there shall be no extension of the end date of employment for whatever reason including, in particular, incapacity to work due to sickness or accident, military service, any other reason listed in art. 336c of the Swiss Code of Obligations or residual paternity leave.
2.The Company shall continue to pay the Managing Director's base salary and provide the insurance coverage (including pension fund) contemplated by the Service Contract until the Effective Date. Furthermore, the Company shall, on the usual bonus payment date, pay to the Managing Director a pro-rated annual bonus for 2022 based on the number of months he worked for the Company in 2022.
3.The Managing Director shall hand over to the Company all documents and copies thereof belonging or relating to the Company or any undertaking affiliated to the Company in his possession or open to his access by the Effective Date or such earlier date as the Company may designate. By the same date, the Managing Director shall return all property belonging to or made available by the Company or any undertaking affiliated to the Company provided, however, that the Managing Director has to return the company car by the Effective Date only and can continue to use the same for private purposes until such time as per the Service Agreement. The Managing Director, furthermore, shall destroy on his own data processing equipment all electronically-stored non-public information belonging or referring to the Company or any undertaking affiliated to the Company by the Effective Date or such earlier date as the Company may designate but before doing so will have ascertained that the Company has a copy thereof.
4.During the term of the Service Contract and thereafter the Managing Director shall keep strictly confidential and neither use for his own purposes or that of others nor make known to any third person any information, knowledge or data with respect to the Company or any undertaking affiliated to the Company or of any products, improvements, formulas, recipes, designs, processes, customers, methods of distribution or methods of manufacture or operation, sales, prices, profits, costs, contracts, suppliers, business prospects, business methods, techniques, research or development, trade secrets, or know-how or data which at such time of disclosure or use is not publicly known and in the public domain. To the extent that the Managing Director is bound by a secrecy or non-disclosure obligation that exceeds his obligations under this Section 4, such obligation shall not be affected by this Agreement but shall continue to remain in full force and effect.
5.The Managing Director will, until the second anniversary of the Effective Date, not hire, on his own behalf and on behalf of any third party, any senior employees of the Company or of any undertaking affiliated to the Company.
6.The Managing Director shall, upon first request by the Company, resign as the Chief Executive Office and Managing Director of the Company and resign from all other director and officer roles held at any affiliated companies of the Company and sign such documents as the Company or affiliate companies may reasonably request to effect such resignation and its registration in the commercial register.
7.Both parties hereby release and forever discharge the other party of and from any and all claims of any nature whatsoever. This release does not include the rights and obligations of the parties arising out of this Agreement.

Exhibit 10.3
8.The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements, or understandings (whether implied or expressed, oral or in writing), all of which are hereby treated as terminated by mutual consent.
9.Modifications of and amendments to this Agreement, including this Section 9, shall exclusively be made in writing, i.e. by a document that is duly signed by both parties.
10.The present Agreement shall be governed by Swiss law.

Place and date	Place and date
Zug, 14 Sept. 2022	Stuttgart, 14 Sept. 2022
The Company LKQ Europe GmbH	The Managing Director
/s/ Yanik Cantieni	/s/ Arnd Franz
Yanik Cantieni	Arnd Franz